
                                                                                                   EXHIBIT 12


                                                                                                THREE MONTHS
                                                          YEARS ENDED DECEMBER 31             ENDED MARCH 31,
                                               ---------------------------------------------  ----------------
                                                1994     1995      1996      1997     1998     1998     1999
                                               -------  -------  --------  --------  -------  -------  -------
INCOME AVAILABLE FOR FIXED CHARGES
Income (loss) before income taxes and
 minority interest...........................  $15,893  $13,390  $(41,358) $(34,649) $33,906  $ 2,169  $11,364
Fixed charges................................   10,587   19,560    41,485    60,216   62,312   15,809   15,040
Less capitalized interest....................   (1,665)  (3,203)   (3,033)   (8,391)  (1,086)    (578)      --
Less minority partner preferred equity
 return......................................       --       --    (1,542)   (2,307)  (2,360)    (594)    (561)
                                               -------  -------  --------  --------  -------  -------  -------
  Income (loss) available for fixed
    charges..................................  $24,815  $29,747  $ (4,448) $ 14,869  $92,772  $16,806  $25,843
                                               -------  -------  --------  --------  -------  -------  -------
                                               -------  -------  --------  --------  -------  -------  -------

FIXED CHARGES
Interest expense.............................  $ 8,182  $14,708  $ 34,842  $ 47,116  $57,487  $14,292  $14,134
Minority partner preferred equity return.....       --       --     1,542     2,307    2,360      594      561
Capitalized interest.........................    1,665    3,203     3,033     8,391    1,086      578       --
Interest portion of rent expense.............      740    1,649     2,068     2,402    1,379      345      345
                                               -------  -------  --------  --------  -------  -------  -------
  Total fixed charges........................  $10,587  $19,560  $ 41,485  $ 60,216  $62,312  $15,809  $15,040
                                               -------  -------  --------  --------  -------  -------  -------
                                               -------  -------  --------  --------  -------  -------  -------
Ratio of earnings to fixed charges...........     2.3x     1.5x        (a)       (a)    1.5x     1.1x     1.7x


                                                         PRO FORMA
                                               -----------------------------
                                                YEAR ENDED     THREE MONTHS
                                               DECEMBER 31,       ENDED
                                                   1998       MARCH 31, 1999
                                               ------------   --------------
INCOME AVAILABLE FOR FIXED CHARGES
Income (loss) before income taxes and
 minority interest...........................    $45,037         $14,147
Fixed charges................................     51,181          12,257
Less capitalized interest....................     (1,086)             --
Less minority partner preferred equity
 return......................................     (2,360)           (561)
                                               ------------      -------
  Income (loss) available for fixed
    charges..................................    $92,772         $25,843
                                               ------------      -------
                                               ------------      -------
FIXED CHARGES
Interest expense.............................    $46,356         $11,351
Minority partner preferred equity return.....      2,360             561
Capitalized interest.........................      1,086              --
Interest portion of rent expense.............      1,379             345
                                               ------------      -------
  Total fixed charges........................    $51,181         $12,257
                                               ------------      -------
                                               ------------      -------
Ratio of earnings to fixed charges...........       1.8x            2.1x

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(a) The Company's earnings were inadequate to cover fixed charges for the years ended 1996 and 1997 by approximately $45.9 million and $45.3 million, respectively.